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Exhibit 10.31

[DOTHILL LETTERHEAD]

March 28, 2001

Delivery: By Hand

Mark Mays
24 Tall Pines Dr.
Weston, CT 06883

Re: Termination of Employment from Dot Hill Systems, Corp. ("Dot Hill")

Dear Mark:

This letter confirms your termination of employment from Dot Hill.

1.
Effective Date: Effective the close of business on March 23, 2001 (the "Effective Date"), your employment with Dot Hill will end.

2.
Health Care: All health coverage ends at midnight on the effective date, unless otherwise specified in a fully executed Separation and Release Agreement. You will receive information from CobraPro regarding your right to continuation of coverage under COBRA. If COBRA is elected, coverage will be made retro to the date the selected coverage ended.

3.
Life Insurance: Your life insurance coverage ends at midnight on the effective date, unless otherwise specified in a fully executed Separation and Release Agreement. If you are interested in receiving information on converting this coverage to a private policy, please mail your request to Dot Hill, Employee Benefits, 6305 El Camino Real, Carlsbad, CA 92009.

4.
Flexible Benefits: If you have an unused balance in your Dependent Care FSA, you may continue to submit claims for eligible expenses incurred during the plan year. If you have a balance in the Health Care Flexible Spending Account, you may continue contributing and receiving reimbursement(s) of eligible expenses incurred after your termination of employment through the extension of COBRA. If COBRA is not elected for the Health Care, FSA services incurred only through the end of the month in which your employment is terminated will be considered eligible for reimbursement. Please see the attached COBRA Options if applicable.

5.
401k: If you have a balance of more than $5,000.00, you may leave your money in the Dot Hill, Inc. 401K Plan following your termination of employment for an administrative fee of $125.00. If you have an outstanding loan balance, the balance is due in full at the time of your termination of employment.

  If you decide to withdraw your account balance, the Withdrawal Request form (included with your exit paperwork) should be faxed or mailed to the address below. Any outstanding loan balance at the time of withdrawal from the plan will be reported as taxable income. The account balance is eligible for rollover into an IRA or another qualified plan.

  Correspondence for your 401K account should be sent to the attention of 401K Processing at the address below.

  If you have any questions, please call or send an e-mail to the HR Administrator.

  Dot Hill Systems Corporation
  6305 El Camino Real
  Carlsbad, CA 92009
  FAX: (760) 476-3832
  Phone: (760) 431-4452
  Email: alina.aban@dothill.com

6.
Company Stock & Stock Options: After the Effective Date, any rights that you may have in any Employee Stock Purchase Plan, Stock Option Plan or similar Dot Hill plan will be determined according to the provisions of the applicable plan and any agreements signed by you. Questions regarding company stock or stock options should be directed to Cathy Wingenbach.

7.
Salary, Vacation & Expenses: You will be paid salary at your current salary level through your Effective Date for time worked. You will receive payment for all your accrued and unused vacation hours as part of your final salary payment. In addition, you will receive reimbursement for authorized Company business expenses through your Effective Date in accordance with the Company's expense reimbursement policy.

8.
Withholding and Taxes: All payments required to be made by the Company pursuant to this letter will be subject to any and all applicable withholdings, including withholdings for any related federal, state, FICA or local taxes. You are responsible to pay any and all income taxes or other taxes incurred by you as a result of your receipt of any payments from Dot Hill.

9.
Commission Compensation: Any unpaid commission will be paid in accordance with the terms of the commission plan. Commissions earned on products shipped through the "Effective Date" will be paid at the second pay period of the following month.

10.
Third Party Employment Inquiries: The Company is under no obligation to answer any third party inquiries regarding your employment with the Company, aside from providing the dates of your employment with the Company and your position title at the time of termination. The Company shall be required to offer no further information.

Please sign one copy of this letter and return to me in the envelope provided. If you have questions, I can be reached at (212) 989-4455 or e-mail at merry.ferraro@dothill.com.

Sincerely

/s/ Meredith Ferraro

Meredith Ferraro
Human Resources Manager

Mark A. Mays 3/30/01
Mark Mays

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  Exhibit 10.31
[DOTHILL LETTERHEAD]